Exhibit 99.1

P. O. BOX 717	PITTSBURGH, PA	15230-0717	(412) 787-6700

•    News Release –

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CALGON CARBON DELAYS FINANCIAL RESULTS

PITTSBURGH, PA — February 21, 2006 – Calgon Carbon Corporation (CCC:NYSE) announced today that it is delaying release of 2005 financial results pending the outcome of an investigation by the Audit Committee of the company’s board of directors related to vendor invoices that the company discovered had not been recorded in a timely fashion. The value of the invoices, based on information to date, approximates $1.3 million which will be reflected in 2005 results. The company expects that the result of the investigation will be disclosed prior to the filing of the company’s Form 10-K annual report.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 900 people at 15 operating facilities and 25 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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Contact: Gail Gerono at 412 787-6795.